EXHIBIT 99.1
News
For Immediate Release July 27, 2006	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. REPORTS SECOND QUARTER DILUTED EARNINGS PER SHARE OF $0.63
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NEW YORK, July 27--Minerals Technologies Inc. (NYSE: MTX) today reported second quarter net income of $12.6 million, a 4-percent decrease from the $13.1 million reported in the second quarter of 2005. Diluted earnings per common share were $0.63, the same as reported in the second quarter of last year.

        "As we announced in June, the company did not achieve the increase in operating income expected during the quarter," said Paul R. Saueracker, chairman, president and chief executive officer.

        Worldwide sales in the quarter increased 9 percent to $266.5 million from $244.7 million in the previous year. Foreign exchange had a minimal unfavorable impact on sales. Income from operations was $20.9 million in the second quarter, slightly above the prior year.

        Worldwide sales for the first six months of 2006 increased 7 percent to $532.5 million from $495.5 million reported last year. Foreign exchange had an unfavorable impact on sales of approximately $6.1 million or 1 percentage point of growth. Operating income for the first six months of 2006 was $39.8 million, an 11-percent decrease from the $44.9 million reported in the first half of 2005.

        For the first six months of 2006, net income decreased 11 percent to $25.4 million from $28.4 million last year. Diluted earnings per common share decreased 7 percent to $1.27 from $1.36 for the same period in 2005.

        "In a comparison of the second quarter of 2006 with the same period last year, our operating income improved only slightly as a result of a number of factors," said Mr. Saueracker. "These included unrecovered raw material and energy cost increases; reduced contributions from the metallurgical product line; paper mill and paper machine shutdowns affecting several satellite PCC facilities; and, increased market development and ramp-up costs for our Synsil®Products.

        "Partially mitigating these factors were improved paper industry operations in Finland, which had faced labor disputes in the second quarter of last year; improved operations of our two large satellite precipitated calcium carbonate (PCC) plants in China; and the ramp up of our European coating program," said Mr. Saueracker.

        Sales in the Specialty Minerals segment, which includes the PCC and Processed Minerals product lines, increased 12 percent to $179.6 million from $160.7 million in the comparable quarter of 2005. Income from operations for the second quarter of 2006 was $13.3 million, a 9-percent increase over the $12.2 million reported the previous year. For the first six months of 2006, Specialty Minerals sales increased 10 percent to $362.1 million from $330.5 million in the same period in 2005. Income from operations for the six months decreased 11 percent to $25.5 million from $28.6 million in the first half of last year.

        Worldwide net sales of PCC, which is used primarily in paper manufacturing, increased 12 percent in the second quarter to $137.8 million from $122.9 million in the same period in 2005. Total PCC sales for the first six months of 2006 were $281.1 million, a 9-percent increase from $256.9 million in the prior year.

        For the second quarter, Paper PCC sales grew 14 percent to $123.7 million from $108.8 million in the prior year. For the first half of 2006, Paper PCC sales grew 10 percent to $251.9 million.

        "Paper PCC achieved sales growth in all regions during the second quarter as total worldwide unit volumes grew 11 percent," said Mr. Saueracker. "Four percentage points of this growth were attributable to the ramp-up of volumes from new facilities in China and Germany and 3 percentage points of growth were due to the resumption of operations in Finland that had been affected by the labor actions in 2005. Strong demand and satellite PCC expansions more than offset the volume losses associated with the paper mill shutdowns."

        Sales of Specialty PCC in the quarter were essentially flat compared to prior year at $14.1 million. For the first six months of 2006, Specialty PCC sales increased 3 percent to $29.2 million from $28.4 million.

        Sales of Processed Minerals products for the second quarter were $41.8 million, an 11-percent increase over the $37.8 million reported for the same period in 2005. Talc sales increased 18 percent to $16.1 million from $13.7 million in the prior year due to strong global demand for plastics and consumer-related markets. For the six months, sales of Processed Minerals products increased 10 percent to $81.0 million from $73.6 million in the first half of 2005. Processed Minerals products are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries.

        Second quarter net sales in the Refractories segment, which primarily serves the steel industry, increased 3 percent to $86.9 million from $84.0 million in the same period of 2005. Sales in the metallurgical product line decreased 15 percent to $20.8 million from $24.5 million in the second quarter of 2005. Sales of refractory products and systems to steel and other industrial applications increased 11 percent to $66.1 million from $59.5 million in the prior year. Income from operations for the Refractories segment in the second quarter of 2006 decreased 12 percent to $7.6 million from $8.6 million in the same period last year.

        "The Refractories segment experienced strong demand for its refractory products and systems during the quarter," said Mr. Saueracker. "The decline in sales in the metallurgical product line, however, was attributable primarily to lower prices as a result of a reduction in raw material costs passed through to customers."

        For the six months, sales in the Refractories segment increased 3 percent to $170.4 million from $165.0 million in the same period in 2005. However, income from operations for the six months decreased 12 percent--from $16.3 million for the first six months of 2005 to $14.3 million. The decline in operating income for the six months was due to lower margins in the metallurgical product line, and additional costs related to new business development activities.

        Mr. Saueracker concluded: "We are disappointed with the company's operating income performance for the second quarter, but looking forward, we believe that our results will improve through the remainder of the year,"

        The company has scheduled an analyst conference call for Friday, July 28, 2006 at 11:00 a.m. to discuss operating results for the second quarter. The conference call will be broadcast over the company's website, www.mineralstech.com.

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This press release contains some forward-looking statements; in particular statements of anticipated changes in the business environment in which the company operates and in the company's future operating rate. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in our 2005 Annual Report Form 10-K and in our other reports filed with the Securities and Exchange Commission.

CONSOLIDATED STATEMENTS OF INCOME MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (thousands of dollars, except per share data) (unaudited)

	Second Quarter		%	Six months		%
	2006	2005	Change	2006	2005	Change

Net sales	$266,486	$244,734	9	$532,526	$495,550	7
Operating costs and expenses:
Cost of goods sold	210,527	193,339	9	422,711	386,324	9
Marketing and administrative expenses	27,241	23,263	17	54,914	49,881	10
Research and development expenses	7,861	7,322	7	15,080	14,476	4

Income from operations	20,857	20,810	0	39,821	44,869	(11)
Non-operating deductions - net	1,572	1,259	25	861	2,477	(65)

Income before provision for taxes on income and minority interests	19,285	19,551	(1)	38,960	42,392	(8)

Provision for taxes on income	5,842	6,101	(4)	11,804	13,227	(11)

Minority interests	873	316	176	1,774	793	124

Net income	$12,570	$13,134	(4)	$25,382	$28,372	(11)

Weighted average number of common shares outstanding:
Basic	19,836	20,573		19,892	20,551

Diluted	19,994	20,836		20,039	20,814

Earnings per share:

Basic earnings per share	$0.63	$0.64	(2)	$1.28	$1.38	(7)

Diluted earnings per share	$0.63	$0.63	0	$1.27	$1.36	(7)

Cash dividends declared per common share	$0.05	$0.05		$0.10	$0.10

1) For the periods ended July 2, 2006 and July 3, 2005.
2) Sales increased 8% in the United States in both the second quarter and for the first six months of 2006. International sales increased approximately 11% in the second quarter and 6% for the first six months of 2006.
3) Provisions for bad debt, included in marketing and administrative expenses, increased $1.1 million in the second quarter and $1.6 million for the first six months of 2006. The provisions for bad debt were $0.3 million and $1.3 million for the second quarter and first six months of 2006, respectively. In the second quarter of 2005, recoveries of bad debt were in excess of provisions.
4) On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, "Share-Based Payment," using the modified-prospective transition method. Under this transition method, stock-based compensation was recognized in the financial statements for granted, modified or settled stock options. Compensation expense recognized included the estimated expense for stock options granted in the first half, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R, and the estimated expense for the portion vesting in the first half for options granted prior to, but not vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. Stock-based compensation expense relating to these options recognized in marketing and administrative expenses in the consolidated statement of income in the second quarter and first six months was $0.6 million and $1.1 million, respectively. The related tax benefit on the non-qualified stock options was $0.1 million and $0.2 million in the second quarter and first six months, respectively.
5) On January 1, 2006, the Company adopted the consensus of Emerging Issues Task Force ("EITF") Issue No. 04-06, "Accounting for Stripping Costs Incurred During Production in the Mining Industry." This consensus states that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of inventory produced during the period that the stripping costs are incurred. The Company had previously deferred stripping costs in excess of the average life of mine stripping ratio and amortized such costs on a unit of production method. As a result of this consensus, the Company recorded an after-tax charge to opening retained earnings of $7.1 million and increased its opening inventory by $0.8 million. The change in accounting did not have a significant impact on the second quarter or the first six months earnings.
6) During the first quarter of 2006, the Company recognized an insurance settlement gain of approximately $1.8 million for property damage sustained at the Easton, Pennsylvania facility in 2004 related to Hurricane Ivan. Such amount is included in non-operating deductions (income) for the six month period ended July 2, 2006.
7) The results of operations for the interim period ended July 2, 2006 are not necessarily indicative of the results that ultimately might be achieved for the current year.
8) The analyst conference call to discuss operating results for the second quarter is scheduled for Friday, July 28, 2006 at 11:00 a.m. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY SALES DATA MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (millions of dollars) (unaudited)

	Second Quarter		%	Six Months		%
	2006	2005	Change	2006	2005	Change

United States	$160.1	$148.9	8	$321.9	$297.6	8
International	$106.4	$95.8	11	$210.6	$197.9	6

Paper PCC	$123.7	$108.8	14	$251.9	$228.5	10
Specialty PCC	14.1	14.1	0	29.2	28.4	3
PCC Products	$137.8	$122.9	12	$281.1	$256.9	9

Talc	$16.1	$13.7	18	$30.9	$27.7	12
Other Processed Minerals Products	25.7	24.1	7	50.1	45.9	9
Processed Minerals Products	$41.8	$37.8	11	$81.0	$73.6	10

Specialty Minerals Segment	$179.6	$160.7	12	$362.1	$330.5	10

Refractory products	$66.1	$59.5	11	$127.1	$123.9	3
Metallurgical Products	20.8	24.5	(15)	43.3	41.1	5
Refractories Segment	$86.9	$84.0	3	$170.4	$165.0	3

Net Sales	$266.5	$244.7	9	$532.5	$495.5	7

	MINERALS TECHNOLOGIES INC AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEETS

		ASSETS

	(In Thousands of Dollars)

		July 2, 2006*	December 31, 2005**

	Current assets:
	Cash & cash equivalents	50,770	51,100
	Short-term investments	8,135	2,350
	Accounts receivable, net	196,150	184,272
	Inventories	121,531	118,895
	Prepaid expenses and other current assets	17,882	20,583
	Total current assets	394,468	377,200

	Property, plant and equipment	1,431,931	1,380,298
	Less accumulated depreciation	794,923	751,553
	Net property, plant & equipment	637,008	628,745

	Goodwill	54,280	53,612
	Prepaid benefit costs	67,344	67,795
	Other assets and deferred charges	28,760	28,951

	Total assets	1,181,860	1,156,303

	LIABILITIES AND SHAREHOLDERS' EQUITY

	Current liabilities:
	Short-term debt	62,342	62,847
	Current maturities of long-term debt	53,160	53,698
	Accounts payable	62,905	61,323
	Other current liabilities	59,044	53,384
	Total current liabilities	237,451	231,252

	Long-term debt	38,639	40,306
	Other non-current liabilities	116,143	113,583
	Total liabilities	392,233	385,141

	Total shareholders' equity	789,627	771,162

	Total liabilities and shareholders' equity	1,181,860	1,156,303

*	Unaudited.
**	Condensed from audited financial statements.